UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D)OF THE
TO SECTION 13 OR 15(D)OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 15, 2005

RENT-WAY, INC.

(Exact Name of Registrant as Specified in Its Charter)

PENNSYLVANIA

(State or Other Jurisdiction of Incorporation)

0-22026                         25-1407782

(Commission File Number)          (IRS Employer Identification No.)

One RentWay Place, Erie, Pennsylvania                 16505

(Address of Principal Executive Offices)                      (Zip Code)

(814) 455-5378

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

        On November 15, 2005, Rent-Way entered into an employment agreement, with an effective date of October 1, 2005, with William S. Short under which Mr. Short will be employed as Rent-Way’s President. Mr. Short has been employed as Rent-Way’s President since March 2005. The employment agreement ends on September 30, 2007, unless earlier terminated in accordance with its terms. The term of the employment agreement is automatically extended for additional one-year periods unless either party gives notice at least 120 days prior to the end of the term that the agreement will not be extended. Under the employment agreement, Mr. Short receives an annual salary, which is subject to review annually by the Board, of $325,000 in fiscal 2006 and $350,000 in fiscal 2007. He is also eligible to receive an annual bonus in an amount determined by the Board. The target amount of that bonus is 100% of his base salary for the year in which the bonus is calculated. Mr. Short is eligible to participate in the Company’s employee benefit plans and to receive fringe benefits made generally available to senior management.

        In the event Mr. Short’s employment is terminated (for any reason other than for cause), including on a change in control of the company, or in the event Mr. Short terminates his employment for good reason, he will be entitled to receive (i) his salary and fringe benefits through the termination date, (ii) a bonus payment of up to two times his target bonus for the year of termination, (iii) his full salary and fringe benefits, including medical and health insurance, for a period of up to 24 months following the month of his termination and (iv) a prorated payment for accrued but unused vacation. Mr. Short will also be vested in any unvested stock options, be granted an extended period of one year to exercise those options and have any contractual transfer restrictions lifted on any shares of common stock received on exercise of stock options. Mr. Short is also entitled to receive a tax gross-up payment from the company in the event the payments made under his employment agreement expose him to the excise tax imposed on those payments by applicable provisions of the Internal Revenue Code. In the event of a termination of employment on a change of control, the payments described above are payable to Mr. Short in a lump sum within 30 days of the date of termination.

        A copy of the employment agreement will be filed as an exhibit to the company’s Form 10-K for the fiscal year ended September 30, 2005.

        On November 15, 2005, Rent-Way’s board of directors approved the payment of the following cash bonuses based on performance for fiscal 2005: $112,500 to William Short; $55,000 to Gregory Matheny; $56,600 to William McDonnell; $60,750 to Ronald DeMoss; and $40,000 to John Lombardi. In addition, the board of directors approved the following base salaries for executive officers for fiscal 2006: William McDonnell, $215,902; Ronald DeMoss, $231,750; and John Lombardi, $182,050. These salaries represent a 3% increase over 2005 salaries. Mr. Short’s and Mr. Matheny’s salaries for fiscal 2006 are set forth in their respective employment agreements with the company.

        On November 15, 2005, Rent-Way’s board of directors approved management incentives for fiscal 2006 covering the company’s executive officers. Under these incentives, target bonuses are set based on a percentage of base salary. The target bonus percentages for Messrs. McDonnell, Matheny, DeMoss and Lombardi are 35%, 40%, 35% and 30%, respectively. The target bonus percentage for Mr. Short is determined by his employment agreement. A description of these management incentives is set forth as Exhibit 10.1 hereto and incorporated in this item by reference.

Item 9.01      Financial Statement and Exhibits.

      (c) Exhibits

         10.1 Description of 2006 Management Incentives for Executive Officers

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT-WAY,  INC.

Date:    November 21, 2005

By:    /s/ William A. McDonnell
Name: William A. McDonnell
Title:    Senior Vice President & CFO

EXHIBIT INDEX

Exhibit No.                           Name

10.1                                    Description of 2006 Management Incentives for Executive Officers

Exhibit 10.1

2006 Management Incentives for Executive Officers

    Messrs. Matheny, McDonnell, DeMoss, and Lombardi will earn their 2006 target bonus based on the following criteria: (1) 50% based on company performance versus budgeted operating income; (2) 25% based on departmental performance versus the manager’s departmental budget; and (3) 25% based on criteria to be formulated by the company’s President prior to December 10, 2005.

    Mr. Short will earn his 2006 target bonus based on the following criteria: (1) 50% based on the company’s performance versus budgeted net income (before taxes and FAS 133 changes); (2) 20% based on 2005 and 2006 new store performance versus budgeted new store operating income; (3) 20% based on satisfaction of certain outside executive development requirements; and (4) 10% at the discretion of the compensation committee of the board based on his performance in adding to shareholder value.